EXHIBIT 1

Strictly Private & Confidential

4th May 2004
SALE AGREEMENT RE; MC Shipping Inc. (the “Company”)

We refer to the terms presented by the Buyers as to the sale and purchase of shares in the Company and agreed to in principal on 29th April 2004 , subject to final negotiation and documentation and confirm as follows the final terms and conditions of such agreement.

1.	Seller;

Vlasov Investment Corporation of 80 Broad Street Monrovia Liberia.

2.	Buyers;

Navalmar (UK) Limited 5-7 St Helen’s Place London EC3A 6AU and V.Investments Limited of Trust Company Complex , Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960

3.	Shareholding to be sold;

100% of Seller’s interest in the Company , i.e.– 4,168,000 shares.

4.	Initial Consideration ;

US$2.76 per share for a total amount of US$11,503,680

5.	Additional Consideration ;

If the Buyers resell or agree to resell any of the shares within 12 months from Completion at a price in excess of US$2.76 per share, all proceeds in excess of US$2.76 per share up to and including a maximum of US$3.08 per share for each share sold or agreed to be sold by the Buyers during such period will be paid to the Seller as and when collected by the Buyers.

6.	Completion;

50% of Initial Consideration (US$5,751,840) payable no later than May 15th 2004 with the 50% balance of Initial Consideration (US$5.751,840) payable no later than 15th May 2005 with 5% interest payable thereon. Buyers to deliver to Seller , no later than 15th May 2004, unconditional guaranty(ies) in the amount of US$6,039,042 issued by the Bank of Scotland or another first class bank of comparable international standing reasonably acceptable to Seller, as a security for deferred 50% payment of Initial Consideration and accrued interest thereon.

7.	Warranties and representations;

All Seller’s shares in the Company are sold to Buyers with full title guarantee free of all and any debts, liens or any encumbrances whatsoever.

8.	Jurisdiction;

English Law to apply.

SIGNED:
For V. Investments Limited	For Navalmar (UK) Limited
/s/ Tullio Biggi Name: Tullio Biggi Title: Director	/s/ Michael W. Lloyd Name: Michael W. Lloyd Title: Director
Vlasov Investment Corporation
/s/ Mauro Terrevazzi Name: Mauro Terrevazzi Title: Director

2